SUPPLEMENT
(To Prospectus dated August 21, 1998)

     Receipts on Corporate Securities Trust, Series FDX 1997-1 Offer to Exchange Receipts of Corporate Securities, Series FDX 1997-1, Amortizing Class, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding Receipts of Corporate Securities, Series FDX 1997-1, Amortizing Class

      This Supplement amends and should be attached to the cover page of the Prospectus dated August 21, 1998 relating to the above referenced exchange offer.

      The third and fourth sentences of the fourth full paragraph on page 28 should be replaced in their entirety with the following: "Under recently enacted legislation, long-term capital gain recognized by an individual holder generally will be subject to a maximum tax rate of 20 percent in respect of Trust Certificates held for more than one year, effective for amounts properly taken into account on or after January 1, 1998."

          The date of this Supplement is August 27, 1998